APOGEE REPORTS FY18 THIRD-QUARTER RESULTS

–Revenues of $356.5 million were up 30%

–	EPS of $0.82; adjusted EPS of $0.90
–Updated FY18 outlook: ~20% revenue growth;
EPS outlook includes charge for expected Q4 restructuring effort

MINNEAPOLIS (December 21, 2017) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2018 third-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing and displays.

HIGHLIGHTS

–	Revenues of $356.5 million were up 30 percent, vs. prior-year period.

–	Operating income of $34.5 million was up 4 percent, vs. prior-year period.

◦	Adjusted operating income of $37.9 million was up 14 percent, vs. prior-year period.

–	Operating margin was 9.7 percent, or 10.6 percent adjusted, vs. 12.1 percent in the prior-year period.

–	Earnings per diluted share of $0.82 were up 5 percent, vs. the prior-year period.

◦	Adjusted EPS of $0.90 was up 15 percent, vs. the prior-year period.

–	See Reconciliation of Non-GAAP Financial Measures at the end of this release.

COMMENTARY
“As we transform our portfolio to continue to achieve more stable performance, we remain optimistic about Apogee’s future. Three of our four segments are delivering impressive performance,” said Joseph F. Puishys, Apogee chief executive officer. “The architectural framing systems segment, which we have made our largest segment and now includes two recent acquisitions, has consistently driven revenue and operating margin growth; the large-scale optical segment continues to perform well and achieve substantial operating margins; and the architectural services segment, with its increasing level of backlog, is positioned for significant growth in fiscal 2019.

“Although we expect our architectural glass segment to achieve the second best revenue and income performance in its history in fiscal 2018 as we leverage investments in capabilities and productivity, competition in both large and mid-size projects is restraining top- and bottom-line growth,” said Puishys.

“In the quarter, our architectural framing systems segment again generated significant revenue and operating income growth,” he said. “Together, our legacy architectural framing businesses and our recent acquisitions of Sotawall and EFCO are delivering broader geographic coverage, increased

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

penetration in mid-size and small projects, and a more extensive product line. Strategically, we’ve improved the segment’s ability to continue growing revenues and margins, while further diversifying our entire portfolio for better performance.

“Our strategic moves . . . against a backdrop of modest industry growth for U.S. commercial construction markets . . . position Apogee to grow and deliver historically high levels of revenues and operating margins,” said Puishys.

THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Framing Systems

–	Revenues of $194.2 million were up 114 percent. Revenues were up 17 percent excluding Sotawall, acquired in the fiscal 2017 fourth quarter, and EFCO, acquired in the fiscal 2018 second quarter.

◦	Revenues grew in each of our legacy businesses due to share gains and geographic growth in North America.

–	Operating income grew to $18.5 million, up 56 percent; adjusted operating income of $21.4 million was up 81 percent.

◦	Operating margin was 9.5 percent, or 11.0 percent adjusted, compared to 13.0 percent.

–	Operating margins for legacy businesses increased substantially on volume growth and improved productivity.

–	Segment margins were impacted by the lower operating margin profile of EFCO.

–
Segment backlog was $448.8 million, compared to $495.9 million in the fiscal 2018 second quarter and $164.1 million in the prior-year period. This substantial backlog supports growth in fiscal 2019 and beyond.

Architectural Glass

–	Revenues of $96.9 million were down 9 percent. The decline was due to delays caused by the Florida hurricane and a lower volume of large projects.

–	Operating income was $9.1 million, down 22 percent.

◦	Operating margin was 9.4 percent, compared to 10.9 percent, due to lower volume, pricing and mix, somewhat offset by improved productivity and costs.

Architectural Services

–	Revenues of $49.1 million were down 24 percent.

–	Operating income was $2.5 million, down 48 percent.

◦	Operating margin was 5.2 percent, compared to 7.6 percent, due to lower volume leverage on project management, engineering and manufacturing capacity.

–	Sequentially, revenues grew and operating income and operating margin improved substantially.

–
Segment backlog of $346.3 million grew more than $20 million from the fiscal 2018 second-quarter backlog of $323.0 million, and was up $150 million from the prior-year period backlog of $195.5 million.

◦
The longer-term outlook for this segment remains positive, with additions to backlog in the last four quarters anticipated to generate revenue in fiscal years 2019 to 2021. Further backlog growth is expected in the fiscal 2018 fourth quarter.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical Technologies

–	Revenues of $26.0 million were up 18 percent on strong customer orders for holiday framing.

–	Operating income of $6.7 million was up 14 percent.

◦	Operating margin was 25.9 percent, compared to 26.8 percent.

Financial Condition
Year-to-date capital expenditures, primarily for productivity and capabilities, were $39 million. Year-to-date free cash flow was $27 million. Debt at the end of the third quarter was $231.3 million. Year-to-date net interest expense was $3.3 million, compared to net interest income of $0.3 million in the prior-year period, due to the increase in debt to support recent acquisitions.

FY18 OUTLOOK
“We are lowering our guidance for full-year fiscal 2018 due to lower than expected volume and pricing, primarily in architectural glass, and higher than expected health care costs. In addition, our outlook now reflects charges that will result from a fourth-quarter restructuring that leverages investments we have made that improve efficiency,” said Puishys.

“The revised fiscal 2018 outlook reflects a slower than expected second half for our architectural glass segment. Delays related to the Florida hurricane are moving $8 to $10 million in revenues . . . split between our fiscal 2018 third and fourth quarters . . . into fiscal 2019. Top and bottom lines in architectural glass are also being impacted by competitive pressures,” he said. “Although our architectural glass business is facing increased competition, investments we’ve made in this business position it to maintain its leadership position and deliver solid results.

“We are executing strategies to diversify and strengthen our business, including growth strategies around new geographies, products and markets, and productivity initiatives driven by Lean and automation,” said Puishys. “In the fourth quarter, we are taking actions to reduce costs . . . actions that can be executed due to investments in capability and automation that have improved productivity and, ultimately, increased capacity. We expect to incur approximately $4.5 million for these restructuring projects, which we anticipate will yield approximately $4 million in annual savings in fiscal 2019 and beyond.

“Looking ahead, in fiscal 2019, we continue to anticipate double-digit revenue growth and triple-digit basis-point improvement in operating margin,” he said. “We are generating considerable momentum as we transform Apogee into a business dominated by our fast growing architectural framing systems segment, with architectural services poised for growth, and architectural glass and large-scale optical delivering significant operating income.

“We see continued solid U.S. commercial construction markets, with growth through at least our fiscal 2020, based on internal visibility that includes a healthy backlog and pipeline of projects that we’re bidding, as well as positive external market metrics,” said Puishys.

Apogee’s outlook for full-year fiscal 2018, which does not include the impact of pending tax law changes, is:

–	Revenue growth of approximately 20 percent, which reflects $8 to $10 million of hurricane impacted revenues that will move into fiscal 2019; the previous outlook was for 24 to 26 percent growth.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

–
Operating margin of 8.6 to 8.9 percent, which includes approximately $4.5 million of expected fourth-quarter restructuring charges; the previous outlook was for a 10.0 to 10.5 percent operating margin.

◦
Adjusted operating margin of 10.1 to 10.4 percent, which excludes the planned restructuring charges in addition to the acquisition-related items; the previous outlook was for an 11.0 to 11.5 percent adjusted operating margin.

–	Earnings of $2.58 to $2.68 per diluted share, which include approximately $0.11 per share of expected fourth-quarter restructuring charges; the previous EPS outlook was for $3.05 to $3.25.

◦	Adjusted EPS of $3.04 to $3.14; the previous adjusted EPS outlook was for $3.40 to $3.60.

–	Adjusted earnings guidance excludes the after-tax impact of:

◦	Amortization of short-lived acquired intangibles associated with the acquired backlog of Sotawall and EFCO of $7.0 million ($0.24 per diluted share).

◦	Acquisition-related costs for EFCO of $3.1 million ($0.11 per diluted share).

◦	Planned fourth-quarter restructuring charges of $3.0 million ($0.11 per diluted share).

–	Capital expenditures of $55 to $60 million; the previous outlook was for $60 million in capital expenditures.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 8 a.m. Central Time today, December 21. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 7097787. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then investors home and then the webcast link under upcoming events. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, and value-added glass and acrylic for picture framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

–
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

–	Architectural Glass segment consists of Viracon, a leading fabricator of coated, high-performance architectural glass for global markets.

–	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

–	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

USE OF NON-GAAP FINANCIAL MEASURES
This news release and other financial communications may contain the following non-GAAP measures:

–
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share or adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

considered part of core operating results when assessing performance to improve comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

–
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in its business.

–	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

–
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

–
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current-period reported results.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measure for comparison with other companies.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; (N) loss of key personnel and inability to source sufficient labor; and (O) integration of recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 4, 2017.

Contact:    Mary Ann Jackson
Investor Relations
(952) 487-7538
mjackson@apog.com

(Tables follow)

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	December 2, 2017	November 26, 2016	Change	December 2, 2017	November 26, 2016	Change
Net sales	$356,506	$274,072	30%	$972,721	$800,407	22%
Cost of sales	264,947	201,204	32%	724,868	590,581	23%
Gross profit	91,559	72,868	26%	247,853	209,826	18%
Selling, general and administrative expenses	57,024	39,609	44%	161,438	117,269	38%
Operating income	34,535	33,259	4%	86,415	92,557	(7)%
Interest income	106	271	(61)%	390	799	(51)%
Interest expense	1,594	150	963%	3,689	495	645%
Other income (expense), net	303	(158)	N/M	560	350	60%
Earnings before income taxes	33,350	33,222	—%	83,676	93,211	(10)%
Income tax expense	9,704	10,670	(9)%	26,517	30,540	(13)%
Net earnings	$23,646	$22,552	5%	$57,159	$62,671	(9)%

Earnings per share - basic	$0.82	$0.78	5%	$1.98	$2.18	(9)%
Average common shares outstanding	28,736	28,828	—%	28,812	28,807	—%
Earnings per share - diluted	$0.82	$0.78	5%	$1.98	$2.17	(9)%
Average common and common equivalent shares outstanding	28,818	28,892	—%	28,862	28,916	—%
Cash dividends per common share	$0.1400	$0.1250	12%	$0.4200	$0.3750	12%

Business Segment Information
(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	December 2, 2017	November 26, 2016	Change	December 2, 2017	November 26, 2016	Change
Sales
Architectural Framing Systems	$194,157	$90,850	114%	$493,672	$264,212	87%
Architectural Glass	96,940	107,002	(9)%	292,026	299,567	(3)%
Architectural Services	49,077	64,380	(24)%	146,056	204,934	(29)%
Large-Scale Optical	26,003	22,084	18%	64,897	63,382	2%
Eliminations	(9,671)	(10,244)	(6)%	(23,930)	(31,688)	(24)%
Total	$356,506	$274,072	30%	$972,721	$800,407	22%
Operating income (loss)
Architectural Framing Systems	$18,452	$11,838	56%	$46,958	$35,070	34%
Architectural Glass	9,107	11,708	(22)%	28,687	30,855	(7)%
Architectural Services	2,547	4,918	(48)%	4,102	14,336	(71)%
Large-Scale Optical	6,724	5,910	14%	15,022	15,613	(4)%
Corporate and other	(2,295)	(1,115)	106%	(8,354)	(3,317)	152%
Total	$34,535	$33,259	4%	$86,415	$92,557	(7)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	December 2, 2017	March 4, 2017
Assets
Current assets	$374,788	$297,461
Net property, plant and equipment	302,904	246,748
Other assets	366,076	240,449
Total assets	$1,043,768	$784,658
Liabilities and shareholders' equity
Current liabilities	$209,531	$186,058
Long-term debt	231,276	65,400
Other liabilities	84,266	62,623
Shareholders' equity	518,695	470,577
Total liabilities and shareholders' equity	$1,043,768	$784,658

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
In thousands	December 2, 2017	November 26, 2016
Net earnings	$57,159	$62,671
Depreciation and amortization	39,774	24,270
Share-based compensation	4,645	4,403
Proceeds from new markets tax credit transaction, net of deferred costs	—	5,109
Other, net	(4,703)	(4,903)
Changes in operating assets and liabilities	(30,636)	(18,735)
Net cash provided by operating activities	66,239	72,815
Capital expenditures	(38,946)	(44,548)
Acquisition of businesses and intangibles	(184,826)	—
Change in restricted cash	7,834	(14,884)
Other, net	328	230
Net cash used in investing activities	(215,610)	(59,202)
Borrowings on line of credit, net	164,000	—
Shares withheld for taxes, net of stock issued to employees	(1,561)	—
Repurchase and retirement of common stock	(10,833)	(10,817)
Dividends paid	(11,971)	(10,687)
Other, net	2,039	(1,318)
Net cash provided by (used in) financing activities	141,674	(22,822)
Decrease in cash and cash equivalents	(7,697)	(9,209)
Effect of exchange rates on cash	1,079	338
Cash and cash equivalents at beginning of year	19,463	60,470
Cash and cash equivalents at end of period	$12,845	$51,599

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures

Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	December 2, 2017	November 26, 2016	% Change
Net earnings	$23,646	$22,552	4.9%
Amortization of short-lived acquired intangibles	2,924	—	N/M
Acquisition-related costs	423	—	N/M
Income tax impact on above adjustments (1)	(974)	—	N/M
Adjusted net earnings	$26,019	$22,552	15.4%

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	December 2, 2017	November 26, 2016	% Change
Earnings per diluted common share	$0.82	$0.78	5.1%
Amortization of short-lived acquired intangibles	0.10	—	N/M
Acquisition-related costs	0.01	—	N/M
Income tax impact on above adjustments (1)	(0.03)	—	N/M
Adjusted earnings per diluted common share	$0.90	$0.78	15.4%
(1) Income tax impact on adjustments was calculated using the estimated quarterly effective income tax rate of 29.1%.

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
In thousands	December 2, 2017	November 26, 2016	% Change
Net earnings	$57,159	$62,671	(8.8)%
Amortization of short-lived acquired intangibles	7,608	—	N/M
Acquisition-related costs	4,840	—	N/M
Income tax impact on above adjustments (1)	(4,120)	—	N/M
Adjusted net earnings	$65,487	$62,671	4.5%

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	December 2, 2017	November 26, 2016	% Change
Earnings per diluted common share	$1.98	$2.17	(8.8)%
Amortization of short-lived acquired intangibles	0.26	—	N/M
Acquisition-related costs	0.17	—	N/M
Income tax impact on above adjustments (1)	(0.14)	—	N/M
Adjusted earnings per diluted common share	$2.27	$2.17	4.6%
(1) Income tax impact on adjustments was calculated using the estimated annual effective income tax rate of 33.1%.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended December 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$18,452	9.5%	$(2,295)	$34,535	9.7%
Amortization of short-lived acquired intangibles	2,924	1.5%	—	2,924	0.8%
Acquisition-related costs	—	—%	423	423	0.1%
Adjusted operating income (loss)	$21,376	11%	$(1,872)	$37,882	10.6%

	Thirteen Weeks Ended November 26, 2016
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss) (1)	$11,838	13%	$(1,115)	$33,259	12.1%

	Thirty-Nine Weeks Ended December 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$46,958	9.5%	$(8,354)	$86,415	8.9%
Amortization of short-lived acquired intangibles	7,608	1.5%	—	7,608	0.8%
Acquisition-related costs	—	—%	4,840	4,840	0.5%
Adjusted operating income (loss)	$54,566	11.1%	$(3,514)	$98,863	10.2%

	Thirty-Nine Weeks Ended November 26, 2016
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss) (1)	$35,070	13.3%	$(3,317)	$92,557	11.5%

(1) Expenses related to amortization of short-lived acquired intangibles and acquisition-related costs are not applicable to the prior year periods, and therefore no adjustments have been made.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com